CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Au Bon Pain Co., Inc. on Form S-8 (File Nos. 33-46682, 33-46683, 33-96510 and
33-01668) and Form S-3 (File No. 33-82292) of our report dated February 13, 1998, except for Note 17 as to which the date is March 23, 1998, on our audits of the consolidated financial statements and financial statement schedules of Au Bon Pain Co., Inc. as of December 27, 1997 and December 28, 1996, and for each of the three years in the period ended December 27, 1997, which report is included in this Annual Report on Form 10-K.

                                                   /s/ COOPERS & LYBRAND, L.L.P.
                                                       Coopers & Lybrand L.L.P.

Boston, Massachusetts
June 9, 1998